Exhibit 99.1

GAP INC. REPORTS JULY AND SECOND QUARTER SALES RESULTS

Guides to Second Quarter Earnings per Share Range of $0.73 to $0.74, Including Gain on Asset Sale

SAN FRANCISCO – August 7, 2014 – Gap Inc. (NYSE: GPS) today reported that July net sales for the four-week period ended August 2, 2014 increased 5 percent to $1.17 billion compared with net sales of $1.12 billion for the four-week period ended August 3, 2013. For the second quarter of fiscal year 2014, Gap Inc.’s net sales increased 3 percent to $3.98 billion compared with $3.87 billion for the second quarter last year.

“We’re pleased to close out the first half of the year with a positive comp in July and look forward to the new product and marketing campaigns our brands will launch this fall,” said Glenn Murphy, chairman and chief executive officer, Gap Inc.

July Comparable Sales Results
Gap Inc. comparable sales for July 2014 were up 2 percent versus a 1 percent increase last year. Comparable sales by global brand for July 2014 were as follows:

•	Gap Global: negative 2 percent versus positive 7 percent last year

•	Banana Republic Global: positive 6 percent versus negative 1 percent last year

•	Old Navy Global: positive 3 percent versus negative 5 percent last year

Second Quarter Comparable Sales Results
Gap Inc. comparable sales for the second quarter of fiscal year 2014 were flat versus a 5 percent increase last year. Comparable sales by global brand for the second quarter of fiscal year 2014 were as follows:

•	Gap Global: negative 5 percent versus positive 6 percent last year

•	Banana Republic Global: flat versus negative 1 percent last year

•	Old Navy Global: positive 4 percent versus positive 6 percent last year

Second Quarter Guidance
The company expects diluted earnings per share for the second quarter of fiscal year 2014 to be in the range of $0.73 to $0.74. This compares to diluted earnings per share for the second quarter of fiscal year 2013 of $0.64.

The company noted that its second quarter of fiscal year 2014 diluted earnings per share range includes a benefit of about $0.05 from a gain on the sale of a building owned but not occupied by the company. Excluding this benefit, the company expects its adjusted diluted earnings per share to be in the range of $0.68 to $0.69 for the second quarter of fiscal year 2014. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on August 7, 2014 and available for replay until 1:00 p.m. Pacific Time on August 15, 2014.

Second Quarter Earnings
Gap Inc. will release its second quarter earnings results via press release on August 21, 2014 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results during a live conference call and webcast on August 21, 2014 from approximately 2:00 p.m. to 2:45 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 8282339). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

August Sales
The company will report August sales on September 4, 2014.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the second quarter of fiscal year 2014.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 7, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through more than 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF EXPECTED DILUTED EARNINGS PER SHARE RANGE TO ADJUSTED EXPECTED DILUTED EARNINGS PER SHARE RANGE

	13 Weeks Ended
	August 2, 2014
	Low End	High End
Expected earnings per share - diluted	$0.73	$0.74
Gain from sale of corporate asset	(0.05)	(0.05)
Adjusted expected earnings per share - diluted	$0.68	$0.69
__________
(a) Adjusted expected diluted earnings per share is a non-GAAP financial measure. We believe this is an important metric because it represents the Company's diluted net earnings per share excluding certain items that we do not consider to be part of the Company's ordinary operating results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-over-year earnings per share growth.